N E W S B U L L E T I N
POINT.360
2701 MEDIA CENTER DRIVE
LOS ANGELES, CA 90065
Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, September 12, 2013

POINT.360 ANNOUNCES FOURTH FISCAL QUARTER AND FISCAL 2013 RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2013. For the twelve month period ending June 30, 2013 sales were $30.9 million, and the loss per share was $0.12. For the quarter ended June 30, 2013, the Company’s sales were $7.2 million, generating a loss of $0.08 per share. The Company also reported $1.8 million of earnings before interest, taxes, depreciation and amortization and non-cash charges (non-GAAP EBITDAN) for the twelve-month period, and EBITDAN of ($0.2) million for the three-month period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “The fiscal 2013 change in sales is the result of lower orders from a major customer who brought “in house” some of the work previously outsourced to Point.360. We have experienced similar activity for some customers in the past, and we normally see these fluctuations reverse themselves over time, as customers once again look for the efficiencies that we provide.”

Mr. Bagerdjian continued: “On a positive note, we are now approved to deliver both feature and television content to Google's VOD platform following an extensive technical qualification and testing period. Additionally, content deliveries on behalf of our studio clients to Netflix, Amazon and Hulu are growing. We look forward to improvement in fiscal 2014.”

Revenues

Revenue for the quarter ended June 30, 2013 totaled $7.2 million compared to $9.0 million in the same quarter last year. Revenues for the twelve months ended June 30, 2013 were $30.9 million compared to $35.0 million last year. Declines were due primarily to lower content distribution orders by a major customer.

Gross Margin

In the fourth quarter of fiscal 2013, gross margin was $2.2 million (31% of sales), compared to $3.6 million (40% of sales) in the prior year’s fourth quarter. For fiscal 2013, gross margin was $10.5 million or 34% of sales, compared to $12.9 million, or 37% of sales in last year.

Selling, General and Administrative and Other Expenses

For the fourth quarter of fiscal 2013, SG&A expenses were $3.1 million, or 43% of sales, compared to $2.9 million, or 32% of sales, in the fourth quarter of last year. For the twelve months ended June 30, 2013, SG&A expenses were $12.0 million (39% of sales) compared to $12.1 million (35% of sales) last year.

Interest expense was $0.1 million and $0.4 million for the three and twelve month periods ended June 30, 2013, and $0.2 million and $0.8 million in the three and twelve month periods ended June 30, 2012. The decrease was due to lower interest rates and amounts borrowed.

Other income in all periods includes sublease income. In the fiscal 2013 twelve month period, other income also included a $332,000 discount received on the payoff of a mortgage, which was recorded as a gain on debt extinguishment, offset by the write offs of $90,000 of deferred financing costs related to that mortgage and a $30,000 fee to terminate a revolving credit agreement, in addition to income of $131,000 associated with a change in accounting estimate related to a customer rebate program.

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Operating Income (Loss)

Operating loss was $0.9 million in the fourth quarter of fiscal 2013 compared to income of $0.7 million in last year’s fourth quarter. For the twelve month period ended June 30, 2013, operating loss was $1.5 million compared to income of $0.8 million in the prior year’s twelve month period.

Net Income (Loss)

For the fourth quarter of fiscal 2013, the Company reported a net loss of $0.9 million ($0.08 per share) compared to net income of $0.6 million ($0.06 per share) in the same period last year. For the twelve months ended June 30, 2013, the Company reported a net loss of $1.2 million ($0.12 per share) compared to net income of $0.4 million ($0.04 per share) in the prior year period.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of non-GAAP EBITDAN (unaudited)*

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2012	2013
Net income (loss)	$615,000	$(889,000)	$448,000	$(1,234,000)
Interest (net)	197,000	78,000	814,000	394,000
Income taxes	--	23,000	--	23,000
Depreciation & amortization	674,000	551,000	2,938,000	2,405,000
Other non-cash charges:
Bad debt expense	8,000	7,000	35,000	31,000
Stock based compensation	43,000	64,000	294,000	222,000
EBITDAN	$1,537,000	$(166,000)	$4,529,000	$1,841,000

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and twelve month periods ended June 30, 2012 and 2013:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2012	2013

Revenues	$8,951,000	$7,236,000	$34,960,000	$30,937,000
Cost of services sold	5,368,000	(5,001,000)	(22,064,000)	(20,419,000)

Gross profit	3,583,000	2,235,000	12,896,000	10,518,000
Selling, general and administrative expense	(2,864,000)	(3,099,000)	(12,074,000)	(11,982,000)
Research and development expense	-	-	-	-
Impairment charge	-	-	-	-

Operating income (loss)	719,000	(864,000)	822,000	(1,464,000)
Interest expense	(197,000)	(78,000)	(834,000)	(394,000)
Interest income	-	-	20,000	-
Other income	93,000	76,000	440,000	647,000

Income (loss) before income taxes	615,000	(866,000)	448,000	(1,211,000)
Provision for income taxes	-	(23,000)	-	(23,000)
Net income (loss)	$615,000	$(889,000)	$448,000	$(1,234,000)

Income (loss) per share:
Basic:
Net income (loss)	$0.06	$(0.08)	$0.04	$(0.12)
Weighted average number of shares	10,513,166	10,513,166	10,513,166	10,513,166
Diluted:
Net income (loss)	$0.06	$(0.08)	$0.04	$(0.12)
Weighted average number of shares including the dilutive effect of stock options	10,513,166	10,513,166	10,523,446	10,513,166

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2012	June 30, 2013
Working Capital	$4,261,000	$3,420,000
Property and equipment, net	17,475,000	15,993,000
Total assets	25,971,000	23,652,000
Current portion of long term debt	172,000	490,000
Long-term debt, net of current portion	9,236,000	8,267,000
Shareholder’s equity	10,231,000	9,219,000

*The consolidated statements of operations, computation of non-GAAP EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDAN; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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